Exhibit 10.4

NONQUALIFIED STOCK OPTION AGREEMENT (SENIOR MANAGEMENT)

THIS OPTION (the “Option”) is hereby granted as of             ,      (the “Date of Grant”) by Entasis Therapeutics Limited, a company incorporated in England and Wales (registered number 9475809) whose registered office is at One Ashely Road, 3rd Floor, Altrincham, Cheshire WA14 2DT, United Kingdom (the “Company”), to                       (the “Optionee”) pursuant to the Company’s Stock Incentive Plan (the “Plan”), and is subject to the terms and conditions set forth therein and as set out in this Award Agreement.  Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.

By action of the Committee, and subject to the terms of the Plan, the Optionee is hereby granted this Option to purchase, subject to the terms and conditions hereinafter set forth, all or any part of an aggregate                       (                 ) shares of Common Stock (the “Option Shares”), at the purchase price of $        per Share (the “Option Price”).  This Option is not intended to be an “incentive stock option” within the meaning of the Code.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:

W I T N E S S E T H

1.                                       Term.  The Option granted hereunder shall expire at 5:00 p.m. Eastern Standard Time on the earliest to occur of the following:

(a)                                 The tenth (10th) anniversary of the date of grant (the “Expiration Date”);

(b)                                 Immediately upon Optionee’s termination of employment or service with the Company or its Affiliate for Cause;

(c)                                  Expiration of one year from the date the Optionee’s employment or service with the Company or its Affiliate terminates due to the Optionee’s Disability or death;

(d)                                 Three (3) months after the termination of Optionee’s employment or service with the Company or its Affiliate for any reason other than Cause, Disability or death.

2.                                       Vesting.  This Option shall be exercisable only to the extent it has vested, and shall become vested as provided below, provided that on each vesting date or event the Optionee continues to be an employee of the Company or an Affiliate:

(a)                                 No portion of this Option shall be vested prior to the first anniversary of the Date of Grant;

(b)                                 As of the first anniversary of the Date of Grant, this Option shall be vested with respect to 25% of the Option Shares; and

(c)                                  As of each of the thirty six monthly anniversaries of the Date of Grant occurring thereafter, this Option shall become vested in equal increments so that as of the last of such monthly anniversaries (which is fourth anniversary of the Date of Grant) this Option shall be vested with respect to all of the Option Shares; and

(d)                                 [This Option shall become fully vested and become exercisable if (i) there is an occurrence of a Change in Control (as such term is defined in the Offer Letter by and between the Company and the Optionee dated [  ] (the “Offer Letter”) and (ii) within 18 months of such Change in Control, your employment is terminated without Cause (as defined in the Offer Letter) or you resign your employment for Good Reason (as defined in the Offer Letter)].

3.                                       Other Agreement.  This Option is subject to the provisions of any other agreement or contract entered into by the Optionee with the Company or any Affiliate that expressly addresses the Option.

4.                                       Termination of employment.  Upon a termination of employment with the Company or any Affiliate for any reason, this Option shall be forfeited with respect to any portion of the Option Shares not vested as of the date of such termination of employment.  In the event of a termination of employment by the Company or any Affiliate for Cause, then this Option, vested and unvested, shall be forfeited immediately, in full, as of the date of such termination of employment.

5.                                       General Rules.  To the extent otherwise exercisable, this Option may be exercised in whole or in part except that this Option may in no event be exercised (a) with respect to fractional shares or (b) after the expiration of the Option term set forth under paragraph 2 hereof.

6.                                       Transfers.

(a)                                 Subject to paragraph (b) below, this Option may not be transferred, except by will or by the laws of descent and distribution, and during the lifetime of the person to whom an Option is granted, such Option may be exercised only by the Optionee.  Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.  Notwithstanding the foregoing, the Committee may permit, at its sole and absolute discretion, limited transfers of this Option to other persons in connection with estate planning arrangements of the Optionee.

(b)                                 This Option may not be transferred if such transfer would breach the provisions of clause 12 of the Shareholders’ Agreement (treating each Option as an Equity Interest for such purposes).

7.                                       Method of Exercise and Payment.

(a)                                 Except as may otherwise be permitted at the discretion of the Committee, this Option may be exercised by written notice to the Company’s Secretary specifying the number of Option Shares to be purchased and containing the Optionee’s acknowledgment, in form and substance satisfactory to the Company, that (i) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Optionee has been advised and understands that (A) the Option Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (iii) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option may be endorsed on the certificates.

(b)                                 The notice shall be accompanied by payment of the aggregate Option Price of the Option Shares being purchased (i) in cash, (ii) by certified or cashier’s check payable to the order of the Company, (iii) promissory note or (iv) by such other mode of payment as the Committee may approve.  Such exercise shall be effective upon the actual receipt by the Company’s Secretary of such written notice and payment.

8.                                       Administration.  This Option has been granted pursuant to the Plan, and is subject to the terms and provisions thereof.  Capitalized terms herein which are not otherwise defined have the meaning specified in the Plan.  All questions of interpretation and application of the Plan and this Option shall be determined by the Committee designated under the Plan, and such determination shall be final, binding and conclusive.

9.                                       Taxes.

(a)                                 To the extent permitted by law, the Optionee shall be responsible for paying, and shall promptly indemnify the Company (and his employer or former employer, as appropriate) against, any Relevant Taxes.  The Optionee shall promptly enter into any arrangements, undertakings, elections or notices reasonably requested by the Company for the purpose of ensuring that such Optionee bears any Relevant Taxes and/or that any Relevant Taxes are minimised.

(b)                                 The Company (and the Optionee’s employer or former employer, as appropriate) shall be entitled to recover the amount of any Relevant Taxes by:

(i)                                     deducting the amount thereof from any sums of whatever nature otherwise payable to the Optionee; and/or

(ii)                                  selling on behalf of the Optionee any or all of the Shares that would otherwise be required to be issued or delivered to such Optionee in connection with the Plan and retaining the net proceeds of sale (after expenses) to the extent required to reimburse the Company (or the relevant Optionee’s employer or former employer, as appropriate) for any Relevant Taxes.  Any balance of such net proceeds of sale shall be paid to the relevant Optionee.

(c)                                  The Company shall have the right to take whatever other action it deems necessary to protect its interests with respect to Taxes.

(d)                                 The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee’s compliance, to the Company’s satisfaction, with any requirements relating to Taxes.

(e)                                  The relevant Optionee shall be responsible for paying, and shall indemnify the Company promptly against, any Stamp Duties paid or required to be paid in connection with any exercise of an Option.

10.                                Employment and Service.  Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Optionee’s employment or the Optionee’s services, responsibilities or duties to the Company or any Affiliate in any capacity at any time for any reason whatsoever.

11.                                Governing Law.  This Option and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

12.                                Jurisdiction.  Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Option or the Plan (including non-contractual disputes or claims).  Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this agreement or the Plan being served on it in accordance with the provisions of the Plan relating to service of notices.

IN WITNESS WHEREOF, this Option Agreement has been executed on this    day of           , 20[  ].

Signed for and on behalf of

ENTASIS THERAPEUTICS LIMITED

Represented by:
Title:

Signed for and on behalf of the Optionee

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